AMENDMENT TO INVESTMENT
                               ADVISORY AGREEMENT


AMENDMENT effective as of April 29, 2016 to the Investment Advisory Agreement dated January 1, 2002 (the "Agreement") by and between MFS Variable Insurance Trust (the "Trust") on behalf the MFS Global Equity Series and the MFS Total Return Series (each, a "Fund"), each a series of the Trust, and Massachusetts Financial Services Company, a Delaware corporation (the "Adviser").

                                   WITNESSETH

WHEREAS, the Trust on behalf of each Fund has entered into the Agreement with the Adviser; and

WHEREAS, the Trust and the Adviser have agreed to amend the Agreement as provided below;

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

       Appendix B.  Compensation to the Adviser:   The reference to each Fund in
Appendix B of the Agreement is deleted and replaced in its entirety as follows:

       MFS Global Equity Series                0.90% of first $1 billion;
                                               0.75% in excess of $1 billion and
                                               up to $2.5 billion;
                                               0.65% in excess of $2.5 billion

       MFS Total Return Series                 0.70% of first $1 billion;
                                               0.65% in excess of $1 billion and
                                               up to $2.5 billion;
                                               0.60%  in  excess of $2.5 billion
                                               and up to $5.0 billion;
                                               0.50% in excess of $5.0 billion

       Miscellaneous:   Except  as  set forth in this Amendment,  the  Agreement
shall remain in full force and effect, without amendment or modification.

       Limitation of Liability of the Trustees and Shareholders: A copy of the Trust's Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts. The parties hereto acknowledge that the obligations of or arising out of this instrument are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. If this instrument is executed by the Trust on behalf of one or more series of the Trust, the parties hereto acknowledge that the assets and liabilities of each series of the Trust are separate and distinct and that the obligations of or arising out of this instrument are binding solely upon the assets or property of the series on whose behalf the Trust has executed this instrument. If the Trust has executed this instrument on behalf of more than one series of the Trust, the parties hereto also agree that the obligations of each series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and the parties hereto agree not to proceed against any series for the obligations of another series.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed and delivered in the names and on their behalf by the undersigned, therewith duly authorized, all as of the day and year first above written.

                                               MFS VARIABLE INSURANCE TRUST, on
                                               behalf of each of MFS Global
                                               Equity Series and MFS Total
                                               Return Series


                                               By: KRISTIN V. COLLINS______
                                                   Kristin V. Collins
                                                   Assistant Secretary



                                               PostalCodeStreetMASSACHUSETTS
                                               FINANCIAL SERVICES COMPANY


                                               By: ROBERT J. MANNING______
                                                   Robert J. Manning
                                                   Co-Chief Executive Officer